Exhibit 10.43

SEVERANCE AGREEMENT

THIS AGREEMENT is entered into as of March 28, 2011, by and between KAMAL AHLUWALIA (the "Employee") and SELECTICA, INC., a Delaware corporation (the "Company").

1.            TERMINATION BENEFITS.

(a)           Qualifying Terminations. Severance benefits shall be provided under this Agreement only if one of the following Paragraphs applies:

(i)      Change in Control. The Company is subject to a Change in Control before the Employee's employment terminates and, within 12 months thereafter, a Separation occurs because either (A) the Company terminates the Employee's employment for a reason other than Cause or Permanent Disability or

(B) the Employee resigns for Good Reason; or

(ii)     No Change in Control. Paragraph (i) above does not apply and a Separation occurs because the Company terminates the Employee's employment for a reason other than Cause or Permanent Disability.

(b)          Release. Subsection (a) above notwithstanding, severance benefits shall be provided under this Agreement only if the Employee has executed a general release of all known and unknown claims that the Employee may then have against the Company, using the form attached hereto as Exhibit A and without making alterations (the "Release"), and has agreed not to prosecute any legal action or other proceeding based on such claims. However, the Employee shall not be required to release any claims that the Employee may have against the Company arising under (i) any indemnification agreement between the Employee and the Company or (ii) any rights to indemnification, advancement of expenses or repayment arising under the Company's Certificate of Incorporation, the Company's Bylaws or the indemnification provisions of applicable State statutes, in each case as currently in effect or as subsequently amended. The Company shall deliver the completed Release to the Employee within 10 business days after his Separation. The Employee shall execute and return the Release within the period set forth in Exhibit A (the "Release Deadline").

(c)           Severance Pay. If Subsection (a)(i) above applies, then the Employee shall be entitled to receive severance payments from the Company for the period of six months following his Separation. If Subsection (a)(ii) above applies, then the Employee shall be entitled to receive severance payments from the Company for the period of three months following his Separation. (Such period of six or three months, as the case may be, is referred to below as the "Continuation Period"). Such severance payments shall be made in installments in accordance with the Company's standard payroll procedures, shall commence within 30 days after the Release Deadline and, once they commence, shall be retroactive to the date of the Employee's Separation. Such severance payments shall be equal to the Employee's base salary at the annual rate in effect when his Separation occurs, prorated to reflect the actual length of the Continuation Period. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), each installment payment under this Subsection (c) is hereby designated as a separate payment.

The preceding paragraph notwithstanding, if the Company determines that the Employee is a "specified employee" under Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder at the time of his Separation, then (i) the severance payments under this Subsection (c), to the extent not exempt from Section 409A of the Code, shall commence during the seventh month after the Employee's Separation and (ii) the installments that otherwise would have been paid during the first six months following the Employee's Separation shall be paid in a lump sum when such severance payments commence.

(d)           Health Insurance. If Subsection (a) above applies, and if the Employee elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") for himself and, if applicable, his dependents following his Separation, then the Company shall pay the employer portion of the monthly premium under COBRA for the Employee and, if applicable, his dependents until the earliest of (i) the close of the Continuation Period, (ii) the expiration of the Employee's continuation coverage under COBRA or (iii) the date when the Employee receives substantially equivalent health insurance coverage in connection with new employment or self-employment.

(e)            Definition of "Cause." For purposes of this Agreement, "Cause" shall mean:

(i)         An unauthorized use or disclosure by the Employee of the Company's confidential information or trade secrets, which use or disclosure causes material harm to the Company;

(ii)        A material breach by the Employee of any agreement between the Employee and the Company;

(iii)       A material failure by the Employee to comply with the Company's written policies or rules;

(iv)       The Employee's conviction of, or plea of "guilty" or "no contest" to, a felony under the laws of the United States or any State thereof;

(v)        The commission of any act of fraud, embezzlement or dishonesty by the Employee;

(vi)       The     Employee's     gross     negligence     or     intentional misconduct;

(vii)       A continuing failure by the Employee to perform assigned duties after receiving written notification of such failure from the Company; or

(viii)      A failure by the Employee to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Employee's cooperation.

(f)           Definition of "Change in Control."     For purposes of this Agreement, "Change in Control" shall mean:

(i)           The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and

(B) any direct or indirect parent corporation of such continuing or surviving entity;

(ii)          The sale, transfer or other disposition of all or substantially all of the Company's assets;

(iii)         A change in the composition of the Company's Board of Directors (the "Board"), as a result of which fewer than 50% of the incumbent directors are directors who either:

(A)     Had been directors of the Company on the date 24 months prior to the date of such change in the composition of the Board (the "Original Directors"); or

(B)     Were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (I) the Original Directors who were in office at the time of their appointment or nomination and (II) the directors whose appointment or nomination was previously approved in a manner consistent with this Subparagraph (B); or

(iv)       Any transaction as a result of which any person is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company's then outstanding voting securities. For purposes of this Paragraph (iv), the term "person" shall have the same meaning as when used in Sections 13(d) and 14(d) of such Act but shall exclude (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Parent or Subsidiary and (B) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

(g)          Definition of "Good Reason." For purposes of this Agreement, "Good Reason" shall mean (i) a change in the Employee's position with the Company that materially reduces the Employee's level of responsibility, (ii) a reduction in the Employee's annual rate of base salary or (iii) a relocation of the Employee's place of employment by more than 35 miles, but only if such change, reduction or relocation is effected by the Company without the Employee's consent. A condition shall not be considered "Good Reason" unless the Employee gives the Company written notice of such condition within 90 days after such condition comes into existence and the Company fails to remedy such condition within 30 days after receiving the Employee's written notice.

(h)          Definition of "Permanent Disability." For purposes of this Agreement, "Permanent Disability" shall mean the Employee's inability to perform the essential functions of the Employee's position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

(i)           Definition of "Separation." For purposes of this Agreement, "Separation" shall mean a "separation from service," as defined in the regulations under Section 409A of the Code.

2.	EQUITY ACCELERATION.

If company is subject to change of control before the employment terminates, then all equity awards held by the Employee shall become fully and unconditionally vested, fully exercisable and fully transferable (except for transfer restrictions imposed by law). For purposes of this Section 2, the Employee's "equity awards" shall consist of (a) shares of the capital stock of the Company ("Stock"), (b) stock units, performance units or phantom shares whose value is measured by the value of shares of Stock and (c) stock appreciation rights whose value is measured by increases in the value of shares of Stock.

3.	PARACHUTE PAYMENTS.

(a)          Scope of Limitation. This Section 3 shall apply only if an independent accredited accounting firm selected by the Employee (the "Accounting Firm") determines that the after-tax value of all Payments (as defined below) to the Employee, taking into account the effect of all federal, state and local income taxes, employment taxes and excise taxes applicable to the Employee (including the excise tax under Section 4999 of the Code), will be greater after the application of this Section 3 than it was before the application of this Section 3. If this Section 3 applies, it shall supersede any contrary provision of this Agreement.

(b)         Basic Rule. In the event that the Accounting Firm determines that any payment or transfer by the Company to or for the benefit of the Employee (a "Payment") would be nondeductible by the Company for federal income tax purposes because of the provisions concerning "excess parachute payments" in Section 280G of the Code, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Section 3, the "Reduced Amount" shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.

(c)          Reduction of Payments. Any reduction under Subsection (b) above shall be applied first to Payments that constitute "deferred compensation" (within the meaning of Section 409A of the Code and the regulations thereunder). If there is more than one such Payment, then such reduction shall be applied on a pro rata basis to all such Payments. Subject to the foregoing rules, the Employee may elect, in the Employee's sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of the Employee's election within 10 business days of receipt of notice. If no such election is made by the Employee within such 10-day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Employee promptly of such election. For purposes of this Section 3, a present value shall be determined in accordance with Section 280G(d)(4) of the Code. All determinations made by the Accounting Firm under this Section 3 shall be binding upon the Company and the Employee and shall be made within 10 business days of the date when a Payment becomes payable or transferable. As promptly as practicable following such determination and the elections hereunder, the Company shall pay or transfer to or for the benefit of the Employee such amounts as are then due to the Employee and shall promptly pay or transfer to or for the benefit of the Employee in the future such amounts as become due to the Employee.

(d)          Overpayments and Underpayments. As a result of uncertainty in the application of Section 280G of the Code at the time of an initial determination by the Accounting Firm hereunder, it is possible that Payments will have been made by the Company that should not have been made (an "Overpayment") or that additional Payments that will not have been made by the Company could have been made (an "Underpayment"), consistent in each case with the calculation of the Reduced Amount hereunder. Inthe event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Employee that the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Employee that the Employee shall repay to the Company, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Employee to the Company if and to the extent that such payment would not reduce the amount that is subject to taxation under Section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Employee, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code.

(e)          Related Corporations. For purposes of this Section 3, the term "Company" shall include affiliated corporations to the extent determined by the Accounting Firm in accordance with Section 280G(d)(5) of the Code.

(f)           Fees of Accounting Firm and Required Data. The Company shall pay all fees, expenses and other costs associated with retaining the Accounting Firm for the purposes described in this Section 3. The Company shall provide to the Accounting Firm all data in the Company's possession or under its control that the Accounting Firm reasonably requires for the purposes described in this Section 3.

4.           EMPLOYMENT AT WILL.

The Employee's employment with the Company shall be "at will," meaning that either the Employee or the Company shall be entitled to terminate the Employee's employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to the Employee shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Employee and the Company on the "at will" nature of the Employee's employment, which may only be changed in an express written agreement signed by the Employee and a duly authorized officer of the Company.

5.            SUCCESSORS.

(a)          Company's  Successors.  This Agreement  shall be  binding upon  any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, reorganization, liquidation or otherwise) to all or substantially all of the Company's business and/or assets. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets that becomes bound by this Agreement.

(b)          Employee's Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. This Agreement and all rights and obligations of the Employee hereunder are personal to the Employee and may not be transferred or assigned by the Employee at any time; provided that Employee may assign the Employee's rights hereunder pursuant to any property settlement resulting from the dissolution of the Employee's marriage on the condition that such rights shall be conditioned upon Employee's performance of the Employee's obligations hereunder as if no such assignment had occurred.

6.            ARBITRATION.

 (a)         Scope  of  Arbitration  Requirement.  The parties  hereby  waive their rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this Agreement or the Release and any and all claims arising from or relating to the Employee's employment with the Company, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices, or any tort or tort-like causes of action.

(b)          Exceptions. The foregoing notwithstanding, the only claims that may be resolved in any appropriate forum (including courts of law) are (i) claims concerning workers' compensation benefits and (ii) claims concerning unemployment insurance.

(c)           Procedure. The arbitrator's decision shall be written and shall include the findings of fact and law that support the decision. The arbitrator's decision shall be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however, that the arbitrator shall allow the discovery authorized by the California Arbitration Act or the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration shall take place in Santa Clara County or, at the Employee's option, the County in which the Employee primarily worked with the Company at the time when the arbitrable dispute or claim first arose.

(d)           Costs. The parties shall share the costs of arbitration equally, except that the Company shall bear the cost of the arbitrator's fee and any other type of expense or cost that the Employee would not be required to bear if the Employee were to bring the dispute or claim in court. Both the Company and the Employee shall be responsible for their own attorneys' fees, and the arbitrator may not award attorneys' fees unless a statute or contract at issue specifically authorizes such an award.

7.             MISCELLANEOUS PROVISIONS.

(a)           Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to the Employee at the home address that the Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)           Entire Agreement. This Agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between the Employee and the Company with respect to the subject matter hereof, including (without limitation) the letter agreement dated April 6, 2010.

(c)           Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d)          Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(e)          Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of California (except their provisions governing the choice of law). If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. Should there ever occur any conflict between any provision contained in this Agreement and any present or future statute, law, ordinance or regulation, then the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it into compliance with applicable law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(f)           Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

SELECTICA, INC.

By:	/S/ JASON STERN

Title:	President & COO

EXHIBIT A

FORM OF RELEASE

SELECTICA, INC.

1740 TECHNOLOGY DRIVE,

SUITE460

SAN JOSE, CA95110

                             ,20_

Mr. Kamal Ahluwalia

Dear Kamal:

This letter (the "Agreement") confirms the agreement between you and Selectica, Inc. (the "Company") regarding the termination of your employment with the Company.

1.           Termination Date. Your employment with the Company will terminate on            , 20     (the "Termination Date").

2.           Effective Date and Rescission. You have up to 21 days after you received this Agreement to review it. You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. Furthermore, you have up to seven days after you signed this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me. If you do not revoke this Agreement, the eighth day after the date you signed it will be the "Effective Date." Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.

3.           Salary and PTO Pay. On the Termination Date, the Company will pay you $ (less all applicable withholding taxes and other deductions). This amount represents all of your salary earned through the Termination Date and all of your accrued but unused PTO. You acknowledge that, if you did not execute this Agreement, you would not be entitled to receive any additional money from the Company. The only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

4.          Severance Benefits. In consideration of executing this Agreement, you will receive from the Company the severance payments and other benefits described in Section 1 of the Severance Agreement dated April 6, 2010, between you and the Company (the "Severance Agreement").

5.           Release of Claims. In consideration of receiving the severance payments and other benefits described in Section 1 of the Severance Agreement, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, parent, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys' fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. However, this release bars only those claims that arose prior to the execution of this Agreement. Execution of this Agreement does not bar:

(a)     Any claim that arises hereafter;

(b)     Any claim arising under any indemnification agreement between you and the Company, as amended;

(c)    Any claim to indemnification or advancement of expenses arising under the Company's Certificate of Incorporation, as amended, or the Company's Bylaws, as amended; or

(d)     Any claim to indemnification or advancement of expenses arising under applicable State statutes.

6.           Waiver. You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other State), which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

7.           Promise Not To Sue. You agree that you will never, individually or with any other person, commence, aid in any way (except as required by legal process) or prosecute, or cause or permit to be commenced or prosecuted, any action or other proceeding based ou any claim that has been released pursuant to Section 5 above.

8.           No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

9.           Proprietary Information and Inventions Agreement. At all times in the future, you will remain bound by your Proprietary Information and Inventions Agreement with the Company.

10.        Company Property. You represent that you have returned to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.

11.       Severability; Modifications. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

12.        Choice of Law; Arbitration. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than their choice-of-law provisions). The arbitration requirement described in Section 5 of the Severance Agreement will also apply to this Agreement.

13.        Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Please indicate your agreement with the above terms by signing below.

Very truly yours,

SELECTICA, INC.

___________________________

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

Dated _______________________________